Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

SHIRE ANNOUNCES FILING OF SPD465 FOR THE TREATMENT OF ADULT ADHD

Basingstoke, UK and Philadelphia, US – July 21, 2006 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that it has submitted a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) for SPD465, an investigational amphetamine compound for the treatment of Attention-Deficit/Hyperactivity Disorder (ADHD) in the adult population. The application is subject to a 12-month FDA review period. SPD465 has the same active ingredient as ADDERALL XR® (mixed salts of a single-entity amphetamine product), but is designed to provide ADHD symptom control for up to 16 hours. Upon approval, this novel product will be the first and only ADHD stimulant product that controls inattention, hyperactivity and impulsivity for up to 16 hours.

“The FDA filing for SPD465 is another milestone met and underscores Shire’s commitment to be the market leader in ADHD treatments by offering patients new solutions to manage this chronic disorder,” said Matthew Emmens, Shire Chief Executive Officer. “If approved, the 16-hour formulation of SPD465 would make it the longest-acting stimulant medication for adult patients with ADHD, while also providing the efficacy of ADDERALL XR, the most prescribed brand of ADHD treatment.”

ADHD is a neurological brain disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than typically observed in individuals at a comparable age and maturity level. Scientists now agree that up to 65 percent of adolescents with ADHD will continue to have the ADHD diagnosis as adults. More than 9 million American adults currently exhibit symptoms of ADHD, based on independent research by the National Institute of Mental Health. Approximately 36 percent of ADHD prescriptions are currently written for adult patients.

Registered in England 2883758 Registered Office as above

For further information on ADHD please visit www.adderallxr.com, www.adhdsupport.com, www.CHADD.org or www.NMHA.org.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

About SPD465
SPD465, a mixed amphetamine salt formulation designed to provide sustained release of medication and symptom control for up to 16 hours, is being studied for the treatment of ADHD in adults. The most common adverse events reported in SPD465 phase 3 studies were insomnia, decreased appetite and stomachache.

About ADDERALL XR
ADDERALL XR was generally well tolerated in clinical studies. The most common side effects in studies included: children - decreased appetite, difficulty falling asleep, stomachache, and emotional lability; adolescents - loss of appetite, difficulty falling asleep, stomachache, and weight loss; adults -dry mouth, loss of appetite, difficulty falling asleep, headache, and weight loss.

Tell your doctor about any heart conditions, including structural abnormalities, that you, your child, or a family member, may have. ADDERALL XR should not be taken by patients who are currently taking or have recently taken a type of antidepressant called a MAO inhibitor, have a history of high blood pressure, problems with alcohol or drugs, agitated states, or glaucoma. Patients should also tell the doctor if they have seizures, visual disturbances, thyroid problems, abnormal thoughts/behaviors, bipolar disorder, depression, or other mental illness, or a known allergy to this type of medication.

Abuse of amphetamines may lead to dependence. Misuse of amphetamine may cause sudden death and serious cardiovascular adverse events. These events have also been reported rarely with amphetamine use. Aggression, new abnormal thoughts/behaviors, mania, and growth suppression have been associated with use of drugs of this type. There is a potential for worsening of motion or verbal tics and Tourette's syndrome. Report any new psychological symptoms to the doctor and inform the doctor immediately of any symptoms that suggest heart problems, such as chest pain or fainting.

Shire plc

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire plc's results could be materially affected. The risks and uncertainties include, but are not limited to: risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire plc's Attention Deficit and Hyperactivity Disorder ("ADHD") franchise; patents, including but not limited to, legal challenges relating to Shire plc's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (ADHD), SPD465 (ADHD), MESAVANCE TM (SPD476) (ulcerative colitis), ELAPRASE TM (I2S) (Hunter syndrome) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire plc's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire plc's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the US Securities and Exchange Commission, including Shire plc's Annual Report on Form 10-K for the year ended December 31, 2005.

# # #

Adderall XR® is a registered trademark of companies within the Shire group.

Diagnostic and Statistical Manual of Mental Disorders is a registered trademark of the American Psychiatric Association.